UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 12, 2010

LINEAR TECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-14864	94-2778785
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1630 McCarthy Boulevard
Milpitas, California 95035
(Address of principal executive offices, including zip code)

(408) 432-1900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)              On January 12, 2010, Linear Technology Corporation (the “Company”) appointed Mr. Arthur Agnos and Mr. John Gordon to the Board of Directors of the Company.  Mr. Agnos will serve on both the Nominating and Compensation Committees of the Board of Directors and Mr. Gordon will serve on the Audit and Nominating Committees.

Messrs. Agnos and Gordon will receive compensation for service on the Board of Directors in accordance with the Company’s standard compensatory arrangement for non-employee directors.  The Company currently pays each non-employee director an annual retainer of $45,000 and a fee of $1,500 for each meeting attended.  The Board of Directors also awarded each of Messrs. Agnos and Gordon a restricted stock grant to purchase 3,000 shares of common stock at an exercise price of $0.001 per share. These restricted stock grants vest in full one year from the date of grant.  The Board of Directors has established a policy that directors hold at least 50% of the shares granted as restricted stock for five years, unless the director ceases to be a director prior to that time. Messrs. Agnos and Gordon will also enter into a director indemnification agreement with the Company in the form previously filed with the SEC.

On January 13, 2010, the Company issued a press release announcing the appointment of Messrs. Agnos and Gordon to the Board of Directors.  A copy is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Description
99.1	Press release issued by Linear Technology Corporation dated January 13, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINEAR TECHNOLOGY CORPORATION
By:	/s/ Paul Coghlan
Paul Coghlan Vice President, Finance and Chief Financial Officer

Date:  January 14, 2010

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Linear Technology Corporation dated January 13, 2010